AGREEMENT FOR TERMINATION OF LICENSE AGREEMENT

THIS AGREEMENT FOR TERMINATION OF LICENSE AGREEMENT, is made and entered into this 12th  day of October, 2015, to be effective as of October 1, 2015, by and between CANNA-PET, LLC, a Washington limited liability company (‘LICENSOR”), and PEAK BIOPHARMA CORP., a Colorado corporation (‘LICENSEE’).

RECITALS

Licensor is the owner of the brand name “Canna-Pet” and certain related intellectual property used in the production and sale of medical cannabis products made from hemp, which are exclusively for consumption by pets; and

Licensor and Licensee entered into a License Agreement dated July 29, 2014 (the “License Agreement”), pursuant to which Licensor granted Licensee a perpetual, exclusive, worldwide license to use the Canna-Pet brand name and the related intellectual property owned by Licensor in conjunction with production and sale of medical cannabis products made from hemp and low-THC cannabis plants.

The License Agreement provides that it may be terminated at any time by mutual agreement of the parties.

The parties desire, pursuant to and in accordance with the terms of this Agreement, to terminate the License Agreement effective as of October 1, 2015.

NOW THEREFORE, in consideration of the foregoing, and in consideration of the mutual covenants and promises hereinafter set forth, it is agreed as follows:

1.

Termination of License.

The parties hereby agree to terminate the License Agreement effective as of October 1, 2015.  This termination is made by mutual agreement of the parties pursuant to and in accordance with the provisions of Section 9.1 of the License Agreement.

2.

Return of Licensed Intellectual Property.

Pursuant to the terms of the License Agreement, the Licensed Intellectual Property includes the brand name “Canna-Pet” and certain related intellectual property, including, but not limited, trademarks and copyrights, formulations, recipes, production processes and systems, websites, domain names, customer lists, supplier lists trade secrets and know-how, and other related intellectual property.  Licensee’s right to use all, or any portion, of the Licensed Intellectual Property shall cease effective as of October 1, 2015, and as soon as reasonably possible following execution of this Agreement, Licensee shall return to Licensor all Licensed Intellectual Property in the possession of Licensee, including the originals and all copies thereof.

3.

Return of Other Property.

In addition to return of the Licensed Intellectual Property, as soon as reasonably possible following execution of this Agreement, License shall transfer or assign to Licensor all product inventory, Colorado hemp with permits and authorization, all production/fulfillment contracts, all eCommerce accounts and processing, all NDA and Research Agreements and any and all other property in the possession of Licensee which was used by Licensee in the conduct of its business is used in the conduct of its business related to production and sale of medical cannabis products for pets made from hemp and low-THC cannabis plants.

4.

Office Space, Equipment and Employees.

In conjunction with execution of this Agreement, Licensee hereby agrees to grant Licensor the right to use Licensee’s office space in Aurora, Colorado  for the three month period from October 1, 2015 through December 31, 2015, on a rent-free basis, in a limited capacity as specified herein, for conduct of operations related to sale of “Canna-Pet” products and to transfer ownership of the laptop computer and fax/printer owned by Licensee and used by  Licensee’s customer service staff  in performance of their duties.  Licensor’s right to use Licensee’s office space shall be limited to conduct of customer service operations performed by current owners or employees of Licensor or by current employees of Licensee who agree to become employees of Licensor after the date hereof.  Licensor also acknowledges that any use of Licensee’s office space in Aurora, Colorado may not include use of the office address in official communications or as a Colorado based mailing address.

5.

Consideration.

As consideration for cancellation of the License Agreement and for the return to Licensor of the Licensed Intellectual Property and other property and assets described in paragraphs 2, 3 and 4 hereof, Licensor hereby agrees to waive payment by Licensee and to release Licensee from liability for payment of any and all royalties, invoices and other amounts which are otherwise currently due and payable by Licensee to Licensor for sales of Canna-Pet products for all periods through and including September 30, 2015.

6.

Collections.

On or before October 15, 2015, Licensee shall forward to Licensor any and all payments received by Licensee on or after the effective date hereof (net of amounts received by Licensee for taxes, duties, governmental charges, freight or shipping charges, and the like), for “Canna-Pet” products sold on or after October 1, 2015.

7.

Survival.

In accordance with the provisions of Section 9.6 of the License Agreement, Articles 3 (Relationship of the Parties), 5 (Protection of Proprietary Information), 7 (Infringement), 8 (Indemnity) and 14 (Governing Law and Language) of the License Agreement shall survive its termination.

8.

Mutual Release.

Except with respect to the matters described in paragraph 7 hereof, and except for product liability claims arising out of or related to product sales by Licensee during the time the License Agreement was in effect, by execution of this Agreement, Licensor, for itself and for its officers, directors, employees, agents, successors and assigns hereby forever releases and discharges Licensee and its officers, directors, employees, agents, successors and assigns, and Licensee, for itself and for its officers, directors, employees, agents, successors and assigns hereby forever releases and discharges Licensor and its officers, directors, employees, agents, successors and assigns, from any and all claims and causes of action arising out of, or in any way related to the execution and/or termination of the License Agreement or to the conduct of business by either party pursuant to and in accordance with the terms and conditions of the License Agreement.

9.

Entire Agreement.

This Agreement supersedes all prior oral and/or written communications between the parties related to the subject matter hereof, and constitutes the complete and exclusive agreement of the parties with respect to termination of the License Agreement.

10.

Governing Law.

This Agreement shall be governed by, and construed in accordance with the laws of the State of Colorado.

IN WITNESS WHEREOF, this AGREEMENT FOR TERMINATION OF LICENSE AGREEMENT is executed as of the date or dates specified below to be effective as of October 1, 2015.

LICENSOR:

LICENSEE:

CANNA-PET, LLC, a Washington

PEAK BIOPHARMA CORP, a

limited liability company

Colorado corporation

/s/ Dan Goldfarb

/s/ Soren Mogelsvang

BY: _______________________

BY: _______________________

Dated:  October 12, 2015

Dated:  October 12, 2015